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                                                                     EXHIBIT 5.1


June 15, 2001                                    Brobeck, Phleger & Harrison LLP
                                                           Two Embarcadero Place
                                                                  2200 Geng Road
                                               Palo Alto, California  94303-0913
                                                             DIRECT 650.424.0160
                                                                FAX 650.496.2885
                                                                 www.brobeck.com


Synopsys, Inc.
700 E. Middlefield Road
Mountain View, CA  94043


           Re: Synopsys,  Inc. -  Registration Statement for Offering of an
               Aggregate of 2,591,250 Shares of Common Stock

Dear Ladies and Gentlemen:

          We have acted as counsel to Synopsys, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (a) 1,200,000 shares of the Company's common stock reserved for issuance under the Company's Employee Stock Purchase Plan and International Employee Stock Purchase Plan (the "Purchase Plans") and (b) 1,391,250 shares of the Company's common stock reserved for issuance under the Company's 1998 Nonstatutory Stock Option Plan (the "Option Plan").

          This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

          We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Purchase Plans and the Option Plan. Based on such review, we are of the opinion that, if, as and when the shares of the Company's common stock are issued and sold (and the consideration therefor received) pursuant to
(i) stock purchases duly authorized under the Purchase Plans and in accordance with the Registration Statement, and (ii) the provisions of stock option agreements duly authorized under the Option Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

               We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

               This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Purchase Plans, the Option Plan or the shares of the Company's common stock issuable under such plans.


                                 Very truly yours,



                                 BROBECK, PHLEGER & HARRISON LLP